Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Third Quarter Per Share Net Income and Core

Operating Income of $2.63 and $2.00, Respectively; Net

Catastrophe Losses Per Share Were $1.76 Versus $0.41 Prior Year;

Consolidated Net Premiums Written of $9.1 Billion, Up 5.3%, or

6.0% in Constant Dollars; Commercial P&C Net Premiums Written

Globally Up 10.8%

•	Net income was $1,194 million versus $1,091 million prior year, and core operating income was $907 million versus $1,236 million prior year.

•

Catastrophe losses, net of reinsurance and including reinstatement premiums, were $925 million pre-tax, or $797 million after tax, compared with $232 million pre-tax, or $191 million after tax, prior year. The current quarter pre-tax catastrophe losses are primarily attributable to severe weather-related events globally of $696 million and wildfires of $110 million. There were no changes to the previously reported aggregate COVID-19 losses from June 30, 2020.

•

The P&C combined ratio was 95.2% compared with 90.2% prior year. The P&C current accident year combined ratio excluding catastrophe losses was 85.7% compared with 89.5% prior year. The 3.8 percentage points of margin improvement were comprised of 2.7 percentage points in the loss ratio and 1.1 percentage points in the expense ratio.

•

P&C net premiums written were $8.5 billion, up 6.4% in constant dollars, including 10.8% positive growth in commercial P&C lines and 3.3% negative growth in consumer lines, primarily from consumer lines outside North America.

•

The company continued to experience strong and improving commercial P&C underwriting conditions in most regions of the world, with rate increases averaging 15% in North America and 16% in Overseas General Insurance.

•	Pre-tax net investment income was $840 million and adjusted net investment income was $900 million.

•	Book and tangible book value per share were up 3.0% and 4.7%, respectively, for the quarter.

ZURICH – October 27, 2020 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended September 30, 2020 of $1,194 million, or $2.63 per share, compared with $1,091 million, or $2.38 per share, for the same quarter last year. Core operating income was $907 million, or $2.00 per share, compared with $1,236 million, or $2.70 per share, for the same quarter last year. Book and tangible book value per share increased 3.0% and 4.7%, respectively, from June 30, 2020 and now stand at $124.98 and $81.11, respectively. Book value was favorably impacted by total after-tax net realized and unrealized gains of $1.1 billion in the

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investment portfolio, principally due to lower interest rates and mark-to-market gains on private equities. Annualized ROE and core operating ROE were 8.6% and 7.0%, respectively. Annualized core operating return on tangible equity was 11.3%.

Chubb Limited

Third Quarter Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share)
	2020	2019	Change	2020	2019	Change
Net income	$1,194	$1,091	9.4%	$2.63	$2.38	10.5%
Amortization of fair value adjustment of acquired invested assets and long-term debt, and other, net of tax	19	26	(26.9)%	0.04	0.06	(33.3)%
Adjusted net realized (gains) losses, net of tax	(306)	119	NM	(0.67)	0.26	NM
Core operating income, net of tax	$907	$1,236	(26.6)%	$2.00	$2.70	(25.9)%

For the three months ended September 30, 2020 and 2019, the tax expenses (benefits) related to the table above were $(4) million and $(8) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt, and other; $(26) million and $19 million, respectively, for adjusted net realized gains and losses; and $172 million and $219 million, respectively, for core operating income.

For the nine months ended September 30, 2020, net income was $1,115 million, or $2.46 per share, compared with $3,281 million, or $7.13 per share, for 2019. Core operating income was $1,873 million, or $4.13 per share, compared with $3,601 million, or $7.83 per share, for 2019. The P&C combined ratio was 98.9% compared to 89.9% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 86.8% compared to 89.0% prior year. Book and tangible book value per share increased 2.1% and 3.8%, respectively, from December 31, 2019. Book value was favorably impacted by total after-tax net realized and unrealized gains of $539 million, including $1.5 billion in the investment portfolio, principally due to lower interest rates, partially offset by $437 million of unfavorable foreign exchange and a loss of $456 million in the company’s variable annuity reinsurance portfolio.

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Chubb Limited

Nine Months Ended Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share)
	2020	2019	Change	2020	2019	Change
Net income	$1,115	$3,281	(66.0)%	$2.46	$7.13	(65.5)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, and other, net of tax	60	96	(37.5)%	0.13	0.21	(38.1)%
Adjusted net realized (gains) losses, net of tax	698	224	NM	1.54	0.49	NM
Core operating income, net of tax	$1,873	$3,601	(48.0)%	$4.13	$7.83	(47.3)%

For the nine months ended September 30, 2020 and 2019, the tax expenses (benefits) related to the table above were $(14) million and $(24) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt, and other; $(54) million and $13 million, respectively, for adjusted net realized gains and losses; and $363 million and $637 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “In the third quarter, Chubb performed well despite a challenging environment that included the continued struggle by many nations to address the impact, both health and economic, of the COVID-19 pandemic, as well as a record number of natural catastrophes for the insurance industry globally. We experienced our share of the CATs with $925 million in net pre-tax losses. Yet, we still published a 95% combined ratio, supported by significant underlying underwriting margin improvement. The P&C current accident year combined ratio excluding catastrophes was 85.7% versus 89.5% prior year, with underwriting income up 44% in constant dollars. Of the 3.8 percentage points of increased margin, 2.7 points were from an improvement in the loss ratio.

“With strong and continuously improving underwriting conditions in most all regions of the world, we grew P&C net premiums written 6.5% in the quarter in constant dollars, comprised of 10.8% growth in our commercial P&C business and a 3.3% decline in consumer lines. Commercial P&C revenue grew 11% in North America and 12% in our international business. New business growth was up briskly, and we retained our renewal business at very high levels. The global pandemic continues to depress consumer activity and, as a result, premiums declined in our global A&H and international personal lines divisions. We expect both to begin to recover sometime in 2021. On the other hand, our North America high net worth personal lines business is benefiting from a flight to quality and grew about 3% in the quarter.

“The current commercial P&C market, as we have observed, is a natural response to prolonged industry underpricing of risk and the loss cost and interest rate environment. I believe the favorable trend will endure. Where we can get paid adequately to assume the risk and volatility, we are growing our exposures across the portfolio while achieving rates that exceed loss costs, and that means margin improvement. We have the people, the capabilities, the execution-oriented culture, and the command and control structure to continue capitalizing on this underwriting environment, and we expect to grow our EPS through both revenue growth and improved margins.”

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Chubb Limited News Release

Operating highlights for the quarter ended September 30, 2020 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q3 2020	Q3 2019	Change
P&C
Net premiums written (increase of 6.4% in constant dollars)	$8,468	$8,010	5.7%
Underwriting income	$392	$754	(48.0)%
Combined ratio	95.2%	90.2%
Current accident year underwriting income excluding catastrophe losses	$1,171	$819	43.0%
Current accident year combined ratio excluding catastrophe losses	85.7%	89.5%

Global P&C (excludes Agriculture)
Net premiums written (increase of 6.6% in constant dollars)	$7,482	$7,072	5.8%
Underwriting income	$327	$753	(56.6)%
Combined ratio	95.5%	88.9%
Current accident year underwriting income excluding catastrophe losses	$1,078	$797	35.3%
Current accident year combined ratio excluding catastrophe losses	85.0%	88.3%

North America Agricultural Insurance
Net premiums written	$986	$938	5.0%
Underwriting income	$65	$1	NM
Combined ratio	93.3%	99.9%
Current accident year underwriting income excluding catastrophe losses	$93	$22	NM
Current accident year combined ratio excluding catastrophe losses	90.4%	97.7%

•

Consolidated net premiums earned increased 5.3%, or 5.9% in constant dollars. P&C net premiums earned increased 5.7%, or 6.3% in constant dollars, including positive growth of 8.8% in commercial P&C lines and 0.8% in consumer lines.

•

Total pre-tax and after-tax catastrophe losses were $925 million (11.3 percentage points of the combined ratio) and $797 million, respectively, compared with $232 million (3.0 percentage points of the combined ratio) and $191 million, respectively, last year.

•

Total pre-tax and after-tax favorable prior period development were $146 million (1.8 percentage points of the combined ratio) and $126 million, respectively, compared with $167 million (2.3 percentage points of the combined ratio) and $112 million, respectively, last year.

•

Global P&C current accident year combined ratio excluding catastrophe losses decreased 3.3 percentage points. Over two percentage points of the margin improvement were loss ratio-related, and the balance was expense ratio-related.

•

Pre-tax net investment income was $840 million and adjusted net investment income was $900 million, which was above the guidance range principally due to increased call activity in the company’s corporate bond portfolio and the reclassification of private equity partnership income from other income to investment income.

•	Operating cash flow was $3.5 billion.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended September 30, 2020 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q3 2020	Q3 2019	Change
Total North America P&C Insurance
Net premiums written	$6,049	$5,641	7.2%
Commercial P&C	$4,595	$4,185	9.8%
Consumer P&C	$1,454	$1,456	(0.1)%
Combined ratio	94.7%	88.3%
Current accident year combined ratio excluding catastrophe losses	83.6%	88.0%

North America Commercial P&C Insurance
Net premiums written – commercial P&C	$3,609	$3,247	11.2%
Net premiums written – accident and health (A&H)	$169	$205	(18.1)%
Net premiums written	$3,778	$3,452	9.4%
Major accounts retail and excess and surplus (E&S) wholesale	$2,294	$2,043	12.2%
Middle market and small commercial	$1,484	$1,409	5.4%
Combined ratio	91.9%	86.9%
Current accident year combined ratio excluding catastrophe losses	84.9%	87.6%

North America Personal P&C Insurance
Net premiums written	$1,285	$1,251	2.8%
Combined ratio	103.5%	83.1%
Current accident year combined ratio excluding catastrophe losses	74.8%	81.3%

North America Agricultural Insurance
Net premiums written	$986	$938	5.0%
Combined ratio	93.3%	99.9%
Current accident year combined ratio excluding catastrophe losses	90.4%	97.7%

Overseas General Insurance
Net premiums written (increase of 2.8% in constant dollars)	$2,238	$2,228	0.5%
Commercial P&C (increase of 12.2% in constant dollars)	$1,315	$1,191	10.4%
Consumer P&C (decrease of 8.1% in constant dollars)	$923	$1,037	(10.9)%
Combined ratio	89.4%	90.5%
Current accident year combined ratio excluding catastrophe losses	87.9%	90.0%

•

North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.7 percentage points, including a 1.7 percentage point decrease in the loss ratio and a 1.0 percentage point decrease in the expense ratio.

•

North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 6.5 percentage points, including a 5.9 percentage point decrease in the loss ratio and a 0.6 percentage point decrease in the expense ratio.

•

North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses decreased 7.3 percentage points, reflecting a decrease in the loss ratio of 7.1 percentage points.

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Chubb Limited News Release

•

Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.1 percentage points, including a 1.2 percentage point decrease in the loss ratio and a 0.9 percentage point decrease in the expense ratio.

•

Global Reinsurance: Net premiums written were $181 million, up 28.4%, or 27.2% in constant dollars. The combined ratio was 118.3% compared with 81.1% prior year. The current accident year combined ratio excluding catastrophe losses was 80.8% compared with 82.1% prior year.

•

Life Insurance: Net premiums written were $610 million, down 0.4%, or up 0.2% in constant dollars. Segment income was $104 million, up $9 million, or 10.6% in constant dollars. International life insurance segment income was $52 million, up $12 million, or 28.1% in constant dollars.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated September 30, 2020, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its third quarter earnings conference call on Wednesday, October 28, 2020 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 800-458-4148 (within the United States) or 323-794-2597 (international), passcode 2361321. Please refer to the Chubb website under Events and Presentations for details. A replay of the call will be available until Wednesday, November 11, 2020 and the archived webcast will be available on our website for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 33,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $28 million in Q3 2020 and $90 million for the nine months ended September 30, 2020 and including investment income of $32 million in Q3 2020 from partially-owned investment companies (private equity partnerships) where our ownership interest is in excess of three percent that are accounted for under the equity method. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use P&C underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, Chubb integration expenses, income tax expense and adjusted net realized gains (losses).

Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses), Chubb integration expenses, and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased

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Chubb Limited News Release

invested assets and long-term debt and Chubb integration expenses due to the size and complexity of this acquisition. These integration expenses are distortive to our results and are not indicative of our underlying profitability. We believe that excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

Current accident year combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD from the combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

See the reconciliation of Non-GAAP Financial Measures on pages 30-36 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, and net investment income.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2020 performance and the impact of the COVID-19 pandemic, pricing, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30 2020	December 31 2019

Assets
Investments	$116,047	$109,234
Cash	1,707	1,537
Insurance and reinsurance balances receivable	10,588	10,357
Reinsurance recoverable on losses and loss expenses	15,670	15,181
Goodwill and other intangible assets	21,103	21,359
Other assets	22,671	19,275

Total assets	$187,786	$176,943

Liabilities
Unpaid losses and loss expenses	$67,905	$62,690
Unearned premiums	17,502	16,771
Other liabilities	45,966	42,151

Total liabilities	$131,373	$121,612

Shareholders’ equity
Total shareholders’ equity	56,413	55,331

Total liabilities and shareholders’ equity	$187,786	$176,943

Book value per common share	$124.98	$122.42
Tangible book value per common share	$81.11	$78.14
Book value per common share excluding cumulative translation losses (1)	$129.59	$126.71
Tangible book value per common share excluding cumulative translation losses (1)	$84.28	$81.16

(1)

Cumulative translation losses were $2.1 billion in 2020 ($1.4 billion on tangible and $0.7 billion on intangible net assets) and $1.9 billion in 2019 ($1.3 billion on tangible and $0.6 billion on intangible net assets).

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Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Gross premiums written	$11,220	$10,724	$31,012	$30,190
Net premiums written	9,078	8,622	25,410	24,278
Net premiums earned	8,765	8,327	24,687	23,355
Losses and loss expenses	5,835	5,052	16,897	13,865
Policy benefits	198	158	550	515
Policy acquisition costs	1,645	1,603	4,853	4,611
Administrative expenses	733	752	2,201	2,220
Net investment income	840	873	2,528	2,568
Net realized gains (losses)	(141)	(155)	(1,069)	(475)
Interest expense	130	138	390	418
Other income (expense):
Gains (losses) from separate account assets	24	(7)	8	20
Other	461	64	364	306
Amortization of purchased intangibles	72	76	217	229
Chubb integration expenses	—	2	—	9
Income tax expense	142	230	295	626

Net income	$1,194	$1,091	$1,115	$3,281

Diluted earnings per share:
Net income	$2.63	$2.38	$2.46	$7.13
Core operating income	$2.00	$2.70	$4.13	$7.83

Weighted average diluted shares outstanding	453.3	458.2	453.6	459.9

P&C combined ratio
Loss and loss expense ratio	69.2%	63.1%	71.5%	61.5%
Policy acquisition cost ratio	18.0%	18.4%	18.8%	19.2%
Administrative expense ratio	8.0%	8.7%	8.6%	9.2%

P&C combined ratio	95.2%	90.2%	98.9%	89.9%

P&C underwriting income	$392	$754	$241	$2,193

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